PURE Bioscience Reports Fiscal 2018 Second Quarter

and Six-Month Financial Results

Update on PURE’s Food Safety Solutions Outlook for Calendar 2018

SAN DIEGO, CA (March 14, 2016) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal second quarter and six-month period ended January 31, 2018.

Q2: Summary of Results of Operations

●	Revenues for the fiscal second quarter ended January 31, 2018 decreased 8% to $411,000, compared with revenues of $447,000 in the prior year fiscal second quarter. The decrease was due to fluctuations within our existing legacy customer base.

o	Core food safety revenues for the fiscal second quarter ended 2018 increased 55% as compared with food safety revenues in the fiscal second quarter ended 2017.

●	Net loss for the fiscal second quarter in 2018 was $2.0 million, as compared with $936,000 for fiscal second quarter in 2017. Net loss, excluding derivative income, and share-based compensation, for the second fiscal quarter in 2018 was $1.3 million, as compared with $1.2 million for the second quarter in 2017.

●	Net loss per share was ($0.03) as compared with ($0.01) for the fiscal second quarter ended 2018 and 2017.

●	Gross margin was 67% during the second quarter of fiscal 2018 as compared with 70% during the same period in fiscal 2017. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the quarter ended January 31, 2018, as compared with the prior period.

Six Months: Summary of Results of Operations

●	Revenues for the six-months ended January 31, 2018 decreased 11% to $875,000 compared with prior year six-month revenues of $978,000.

o	Core food safety revenues for the six months ended 2018 decreased 25% as compared with food safety revenues in the six months ended 2017. The decline in both total and food safety revenues was due to timing of product orders, as the initial system-wide stocking order from Chipotle occurred in fiscal 2017 Q1.

●	Net loss for the six months ended January 31, 2018, was $4.4 million compared with $2.7 million for the six month period in 2017. Net loss, excluding derivative income, inducement expense and share-based compensation, for the six months ended January 31, 2018 was $2.6 million, as compared with $2.5 million for the six month period in 2017.

●	Net loss per share was ($0.07) as compared with ($0.04) for the six months ended fiscal 2018 and 2017.

●	Gross margin was 65% during the first six months of fiscal 2018 as compared with 59% during the same six-month period in fiscal 2017. The increase in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the six months ended January 31, 2018 as compared with the prior period.

“Continued”

Hank R. Lambert, CEO, said that, “Based upon the pending roll-out plans of two of our key customers (one in produce and one in food transportation), we have every reason to expect that future financial results will finally begin to reflect the sales ramp we’ve all been expecting.

“In Q2 we launched a new vertical, receiving our first orders from two customers in the est. $50 million food transportation market. We look forward to follow on orders in the coming months from both plastic pallets and food transport customers.

Lambert continued, “Also in Q2, we named a second notable outside director to our Board. Today, Elisabeth Hagen, M.D. (former USDA Under Secretary for Food Safety), is actively leveraging her expertise and relationships to further all of our key initiatives.

“Our mission is to protect people and protect company brands by providing superior, leading edge food safety solutions to prevent foodborne illness. We are building momentum and sales traction in our food safety revenues – and we continue to look forward to calendar 2018 as our breakout year,” concluded Lambert.

2018 Fiscal Second Quarter Financial Results Conference Call

The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm ET) on March 14, 2018. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=128309.

A replay of the recorded call will be available for 90 days on the Company’s website (http://www.purebio.com/investors/events-presentations/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting March 14, 2018, at 7:30pm ET through March 21, 2018 at 11:59 pm ET. Please use PIN Number 10004295.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and it mitigates bacterial resistance. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2017 and Form 10-Q for the second fiscal quarter ended January 31, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

“Continued”

Contacts:

Hank Lambert, CEO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.103	818-379-8500	714-978-4425
hlambert@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

“Continued”

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended		Three months Ended
	January 31,		January 31,
	2018	2017	2018	2017
Net product sales	$875,000	$978,000	$411,000	$447,000
Operating costs and expenses
Cost of goods sold	307,000	399,000	161,000	134,000
Selling, general and administrative	2,863,000	2,670,000	1,418,000	1,333,000
Research and development	264,000	462,000	120,000	214,000
Share-based compensation	1,396,000	448,000	740,000	170,000
Total operating costs and expenses	4,830,000	3,979,000	2,439,000	1,851,000
Loss from operations	(3,955,000)	(3,001,000)	(2,028,000)	(1,404,000)
Other income (expense)
Inducement to exercise warrants	(876,000)	—	—	—
Change in derivative liabilities	459,000	300,000	—	459,000
Interest expense, net	(2,000)	(3,000)	(1,000)	(2,000)
Other income (expense), net	8,000	25,000	2,000	11,000
Total other income (expense)	(411,000)	322,000	1,000	468,000
Net loss	$(4,366,000)	$(2,679,000)	$(2,027,000)	$(936,000)
Basic and diluted net loss per share	$(0.07)	$(0.04)	$(0.03)	$(0.01)
Shares used in computing basic and diluted net loss per share	66,482,607	64,220,473	68,000,810	63,617,030

“Continued”

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	January 31, 2018	July 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,129,000	$1,640,000
Accounts receivable	146,000	297,000
Inventories, net	267,000	273,000
Restricted cash	75,000	75,000
Prepaid expenses	104,000	174,000
Total current assets	2,721,000	2,459,000
Property, plant and equipment, net	515,000	548,000
Patents, net	737,000	822,000
Total assets	$3,973,000	$3,829,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$449,000	$426,000
Accrued liabilities	233,000	249,000
Derivative liabilities	—	1,853,000
Total current liabilities	682,000	2,528,000
Deferred rent	17,000	11,000
Total liabilities	699,000	2,539,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.01 par value: 100,000,000 shares authorized, 68,057,658 shares issued and outstanding at January 31, 2018, and 63,093,153 shares issued and outstanding at July 31, 2017	681,000	631,000
Additional paid-in capital	116,441,000	110,141,000
Accumulated deficit	(113,848,000)	(109,482,000)
Total stockholders’ equity	3,274,000	1,290,000
Total liabilities and stockholders’ equity	$3,973,000	$3,829,000

“Continued”

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	January 31,
	2018	2017
Operating activities
Net loss	$(4,366,000)	$(2,679,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,396,000	448,000
Amortization of stock issued for services	81,000	72,000
Depreciation and amortization	142,000	134,000
Inventory write-off	26,000	—
Change in fair value of derivative liabilities	(459,000)	(300,000)
Inducement to exercise warrants	876,000	—
Changes in operating assets and liabilities:
Accounts receivable	151,000	121,000
Inventories	(20,000)	10,000
Prepaid expenses	41,000	(2,000)
Accounts payable and accrued liabilities	7,000	(36,000)
Deferred rent	6,000	10,000
Net cash used in operating activities	(2,119,000)	(2,222,000)
Investing activities
Investment in patents	(4,000)	(10,000)
Purchases of property, plant and equipment	(20,000)	(173,000)
Net cash used in investing activities	(24,000)	(183,000)
Financing activities
Net proceeds from the exercise of warrants	2,632,000	—
Net proceeds from the sale of common stock	—	1,104,000
Net cash provided by financing activities	2,632,000	1,104,000
Net increase (decrease) in cash and cash equivalents	489,000	(1,301,000)
Cash and cash equivalents at beginning of period	1,640,000	5,194,000
Cash and cash equivalents at end of period	$2,129,000	$3,893,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$2,000
Warrant liabilities removed due to settlements	$1,394,000	$8,000
Common stock issued for prepaid services	$51,000	$—
Restricted stock unit cancelation	$—	$38,000